Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement on Amendment No. 3 to Form S-1, of our report dated June 11, 2025, relating to the financial statements of 1RT Acquisition Corp. as of December 31, 2024 and for the period December 13, 2024 (inception) through December 31, 2024 (which includes an explanatory paragraph relating to 1RT Acquisition Corp’s ability to continue as a going concern), which is contained in that Prospectus. We also consent the reference to our Firm under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

New York, New York

June 20, 2025